Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS FINANCIAL SERVICES, INC. THIRD QUARTER NET INCOME
INCREASES 38% TO A RECORD $3.6 MILLION

Record Nine Month Net Income of $10.0 Million Up 56% Compared to Prior Year Period
Asset Quality Metrics Remain Strong and Continue to Improve in the Third Quarter

Madison, WI - October 24, 2013 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company”) (NASDAQ: FBIZ), the parent company of First Business Bank and First Business Bank - Milwaukee, today reported continued strong performance for 2013, with third quarter and nine month earnings up significantly compared to the prior year periods. This strong year-to-date 2013 momentum is being driven by a continued focus on consistent high quality loan growth, steadily improving asset quality and efficient execution of the Company’s initiatives to increase full banking relationships with businesses, executives and high net worth individuals.

Highlights for the quarter and nine months ended September 30, 2013 include:

•	Net income totaled a record $3.6 million for the third quarter of 2013, an increase of $987,000 from the third quarter of 2012.

•	Record net income of $10.0 million for the nine months ended September 30, 2013 increased by $3.6 million, compared to the first nine months of 2012.

•
Pre-tax adjusted earnings, defined as pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items unrelated to the Company’s primary business activities, grew 15% to a record $5.6 million for the third quarter of 2013, compared to $4.9 million earned in the third quarter of 2012. Pre-tax adjusted earnings of $15.6 million for the first nine months of 2013 improved 16% over the prior year.

•
At a record 1.14%, third quarter 2013 annualized return on average assets exceeded 1.0% for the third consecutive quarter, increasing 26 basis points compared to the third quarter of 2012, and improving 12 basis points from the linked second quarter.

•
Annualized return on average equity was 13.73% for the quarter ended September 30, 2013, compared to 15.10% for the same period in 2012. The return on average equity declined year over year despite record net income due to the addition of $27.1 million of equity raised in the Company’s December 2012 common stock offering.

•
Top line revenue, consisting of net interest income and non-interest income, was a record $12.8 million for the third quarter of 2013, an increase of $659,000, or 5%, compared to the third quarter of 2012. Top line revenue grew 8% to $37.4 million for the first nine months, compared to the same period of 2012.

•	Trust assets under management and administration as of September 30, 2013 were a record $910.8 million, an increase of $164.7 million, or 22%, from September 30, 2012.

•	The Company’s efficiency ratio of 56.11% was its fifth consecutive quarter below 60%.

•
Average loans and leases grew for the sixth consecutive quarter to a record $939.1 million, an increase of $8.0 million, or an annualized 3.4%, from the second quarter of 2013, and an increase of $60.3 million, or 6.9%, from the third quarter of 2012.

•
Net interest margin was 3.56% for the three months ended September 30, 2013, compared to 3.50% for the same period of 2012. The year-to-date net interest margin of 3.52% improved 14 basis points compared to 3.38% for the same period of 2012.

•
Non-performing assets of $10.3 million at September 30, 2013 decreased by $5.4 million, or 34%, from December 31, 2012, and by $4.7 million, or 31%, from September 30, 2012. Non-performing assets improved to 0.82% of total assets as of September 30, 2013, down 44 basis points from September 30, 2012 and 46 basis points from December 31, 2012.

The Company recorded net income of $3.6 million in the third quarter of 2013, an increase of 38% compared to $2.6 million earned in the third quarter of 2012. Diluted earnings per common share were $0.91 for the third quarter of 2013 compared to $0.99 for the same period in 2012. The Company’s net income for the nine months ended September 30, 2013 was $10.0 million, or $2.54 per diluted common share, compared to net income of $6.4 million, or $2.43 per diluted common share, earned in the nine months ended September 30, 2012. Third quarter 2013 and year-to-date 2013 earnings per share reflect the issuance and sale of 1,265,000 shares of common stock in December 2012. The Company’s weighted-average diluted common shares outstanding during the 2013 periods were approximately 51% higher than in the corresponding periods of 2012 as a result of the issuance and sale of these shares.

“Our trend line of improved results extended through the third quarter of 2013 with net income up nearly 40%,” said Corey A. Chambas, President and Chief Executive Officer. “Our consistent strong performance reflects a measured approach to growth with a continuous focus on high-quality organic loan generation, along with a commitment to invest in the talent required for future growth and profitability. While many institutions are attempting to grow through acquisitions, we believe we have carved out an attractive niche that presents an excellent opportunity for steady and profitable long-term growth for the Company, along with value creation for our investors. Our nimble business model is well suited for addressing the growth opportunities available in our space, and we are committed to building incremental value as a strong independent banking institution.”

Core Business Results

Net interest income increased $784,000, or 7.9%, to $10.7 million in the third quarter of 2013 compared to $9.9 million for the third quarter of 2012. The increase in net interest income largely resulted from continued growth in the loan and lease portfolio combined with a 55 basis point reduction in the cost of interest-bearing liabilities, primarily due to a decline in the cost of brokered certificates of deposit and money market accounts. As a result of the continuing low rate environment, newly issued brokered certificates of deposit were issued at substantially lower rates than those being replaced.

Third quarter 2013 interest income benefited from higher earning asset balances, which offset much of the 43 basis point compression in earning asset yields, compared to the third quarter of 2012. The Company continued to execute on its strategic objective to increase commercial and industrial loans, contributing to a $60.3 million increase in total average loans and leases compared to the third quarter of 2012. Competitive pricing pressures, however, coupled with the low rate environment, led to a reduction in yields on new loans and leases. The overall reduction in interest income was more than offset by a decrease in interest expense as a result of lower interest rates paid on deposits as well as the repayment of $27.1 million of subordinated debt in conjunction with the December 2012 common stock offering.

Net interest income for the nine months ended September 30, 2013 grew by $2.7 million, or 9.4%, to $31.1 million, compared to $28.5 million for the first nine months of 2012. The increase in net interest income during the nine-month period was mainly attributable to growth in the loan and lease portfolio combined with a 61 basis point decrease in the cost of interest-bearing liabilities, primarily due to the cost of brokered certificates of deposit and money market accounts. Net interest income for the first nine months of 2013 also benefited from the repayment of $27.1 million of the Company’s subordinated debt in December 2012. Lower earning-asset yields on higher earning asset balances partially offset the improvement in funding costs.

Third quarter net interest margin improved six basis points to 3.56%, compared to the third quarter of 2012. Improved funding costs of 1.14% were down 55 basis points compared to the prior year quarter, reflecting lower yields on all classes of deposit accounts. The decrease in funding costs helped to offset declining earning asset yields during the quarter, providing continued margin stability. Management believes this stability continues to differentiate the Company from many community and regional bank peers.

Net interest margin for the first nine months of 2013 grew 14 basis points to 3.52%, in relation to the same period in 2012. The yield on average earning assets for the nine months ended September 30, 2013 was 4.53%, compared to 4.94% for the prior year period. The decline in the yield on average earning assets was primarily due to the overall decline in the yield on the loan and lease portfolio, which fell 67 basis points to 5.40% for the nine months ended September 30, 2013, from 6.07% for the nine months ended September 30, 2012. A significant portion of the commercial real estate portfolio is comprised of fixed rate loans with terms generally up to five years. As these loans reached their maturity they were renewed at rates generally lower than the original rate of the loan due to the current low rate environment and competitive pricing pressures. The decline in the yield on average earning assets was offset by a 61 basis point reduction in the weighted average rate paid on interest-bearing liabilities, which was 1.20% for the nine months ended September 30, 2013, compared to 1.81% for the nine months ended September 30, 2012. The decrease in the overall rate on the interest-bearing liabilities was primarily caused by the replacement of certain maturing certificates of deposit, principally brokered certificates of deposit, at lower current market rates, lower rates paid on money market accounts and favorable volume-related variances due to paydown of other liabilities. The continued low rate environment, combined with the maturity structure of the brokered certificates of deposit, provided the opportunity to manage the liability structure in both maturity terms and rate, enabling the Company to deliver an enhanced net interest margin for the first nine months of 2013 relative to 2012.

In-market deposits grew $43.5 million, or 6.5%, to $714.0 million at September 30, 2013, up from $670.5 million at September 30, 2012 as existing and new clients continue to respond positively to the Company’s high-touch individualized service model. The average cost of total interest-bearing deposits declined 38 basis points from 1.35% in the third quarter of 2012 to 0.97% in third quarter 2013. To complement its branchless distribution model, the Company also uses alternate sources to efficiently fund balance sheet growth, including low-cost, fixed rate, callable brokered certificates of deposit to match-fund fixed-rate loan originations. The Company’s ratio of in-market deposits to total deposits was 63.3% at September 30, 2013, compared to 63.2% for the same period in 2012.

Non-interest income decreased $125,000, or 5.6%, to $2.1 million for the third quarter of 2013, compared to $2.2 million for the third quarter of 2012. This slight decline reflects lower loan fees and other income primarily offset by a strong increase in trust and investment management service fees, increased cash surrender value of bank-owned life insurance and an increase in deposit service charges. Trust and investment management service fees grew 32.6% compared to the third quarter of 2012, reflecting 22% growth in assets under management and administration to a record $910.8 million at September 30, 2013, compared to $746.1 million at September 30, 2012. The increase in assets under management, as well as assets under administration, was primarily due to establishing new client relationships and improved market values. We expect to continue to increase our assets under management, but trust and investment services fee income will continue to be affected by market volatility.

For the nine months ended September 30, 2013, non-interest income grew $248,000, or 4.1%, to $6.3 million, compared to the prior year period. Consistent with third quarter 2013 drivers, trust and investment services fee income drove the year-over-year improvement, expanding by $595,000, or 27.3%, to $2.8 million on higher levels of assets under management and administration. This increase was partially reduced by a decrease in loan fees and other income.

Non-interest expense for the third quarter of 2013 was $7.1 million, a decrease of $104,000, or 1.4%, compared to the same quarter of 2012. Compensation expense increased $362,000, or 8.6%, to $4.6 million, reflecting the Company’s continued investment in key talent in support of strategic initiatives, as well as annual merit increases. This was offset primarily by a $257,000 decline in FDIC insurance cost, along with a $156,000 reduction in collateral liquidation costs. The Company’s third quarter non-interest expense growth remained aligned with top line revenue growth, as evidenced by the efficiency ratio of 56.11% for the third quarter of 2013, which improved from 59.73% in the third quarter of 2012 and was down from 59.93% for the linked second quarter of 2013. The third quarter of 2013 marked the fifth consecutive quarter that the Company’s efficiency ratio remained below 60%.

Non-interest expense for the first nine months of 2013 increased by $600,000, or 2.8%, to $21.8 million, compared to $21.2 million for the first nine months of 2012. The increase primarily reflected higher compensation costs and higher other non-interest expense, partially offset by lower FDIC insurance costs. Consistent with third quarter expenditures, new employees hired over the last year in support of strategic initiatives, along with annual merit increases, drove the $1.4 million, or 11.0% increase in compensation expense for the first nine months of 2013, compared to the same period of 2012. A $979,000 decrease in FDIC insurance expense was the primary offset to non-interest expense growth during the period. Expense growth for the first nine months of 2013 was also aligned with revenue growth, resulting in a 58.37% efficiency ratio, improved from 60.91% for the prior year period.

The provision for loan and lease losses for the third quarter of 2013 was $109,000, a decrease of $741,000, or 87.2%, compared to the third quarter of 2012. The Company recognized $126,000 in net charge-offs during the third quarter of 2013, resulting in annualized net charge-offs as a percentage of average loans and leases measuring 0.05% for the quarter. This compares to net charge-offs of $359,000 for the second quarter of 2013 and net charge-offs of $1.0 million for the third quarter of 2012. For the same periods, annualized net charge-offs as a percentage of average loans and leases measured 0.15% and 0.44%, respectively. The provision for loan and lease losses for the nine months ended September 30, 2013 and 2012 totaled $243,000 and $3.4 million, respectively.

Six Consecutive Quarters of Loan Growth While Asset Quality Remains Strong

Net loans and leases reached a record $941.2 million at September 30, 2013, growing $8.4 million, or 3.6% annualized, from June 30, 2013, and $77.7 million, or 9.0%, from September 30, 2012. Third quarter 2013 average gross loans and leases of $939.1 million were up $8.0 million, or 3.4% annualized, from the second quarter of 2013, and up $60.3 million, or 6.9%, from the third quarter of 2012.

The Company’s asset quality metrics continue to improve and be a source of differentiation for the Company relative to many of its peers. The ratio of non-performing assets to total assets improved to 0.82% at September 30, 2013, representing the Company’s lowest level measured since March 31, 2008. This ratio improved by 11 basis points from 0.93% at June 30, 2013 and 44 basis points from 1.26% at September 30, 2012. This improvement reflects a $1.5 million, or 12.6%, decrease in non-performing assets from June 30, 2013. Non-performing assets decreased by $4.7 million, or 31.4%, from September 30, 2012, reflecting the success of certain exit strategies, including payoffs, paydowns and charge-offs, as well as improved client performance resulting in a return to accrual status. These reductions were partially offset by the addition of newly identified impaired loans and leases. The Company’s allowance for loan and lease loss as a percentage of total loans and leases measured 1.59% as of September 30, 2013, compared to 1.60% at June 30, 2013 and 1.67% at September 30, 2012. The lower loan loss reserves as a percentage of total loans and leases reflects improvements in asset quality, declining levels of specific reserves required, a declining level of charge-offs and ultimately a lower three-year average of historical losses.

Capital Strength

The Company’s earnings power continues to generate capital, and its capital ratios remain above the highest required regulatory benchmark levels. In addition, the common stock offering completed in the fourth quarter of 2012 improved the composition of the Company’s capital by increasing Tier I capital in the form of equity and allowing the Company to pay down Tier II capital in the form of subordinated debt. Total capital to risk-weighted assets was 13.26% as of September 30, 2013, compared to 12.97% at December 31, 2012. Tier I capital to risk-weighted assets was 10.89% as of September 30, 2013, compared to 10.54% at December 31, 2012. Tier I capital to average assets was 9.20%, as of September 30, 2013, compared to 8.99% as of December 31, 2012.

FBIZ Named to Sm-All Stars List

First Business Financial Services, Inc. was named to the Sandler O’Neill + Partners Sm-All Stars List during the third quarter of 2013, placing the Company among a select group of only 31 institutions, out of the initial 450 evaluated, to be recognized for “delivering bottom line results that are markedly better than the industry as a whole.” Sandler O’Neill + Partners identifies the top performing small-cap depository institutions annually using a multi-level screening methodology based on eight financial variables which focus on growth, profitability, credit quality and capital strength.

Dividend Maintained

During the third quarter of 2013 the Company’s Board of Directors approved a $0.14 quarterly cash dividend on its common stock, which was paid on October 15, 2013 to shareholders of record at the close of business on October 1, 2013. Measured against third quarter 2013 earnings per share of $0.91, the dividend represents a sustainable 15% payout ratio. Based on the closing price of $32.85 on October 23, 2013, the assumed dividend yield was 1.70%.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.3 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or the New York Stock Exchange. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
ASSETS
Cash and cash equivalents	$96,114	$106,578	$75,212	$85,586	$87,842
Securities available-for-sale, at fair value	186,242	194,498	201,804	200,596	202,805
Loans and leases receivable	956,345	947,915	916,656	911,960	878,192
Allowance for loan and lease losses	(15,185)	(15,202)	(15,507)	(15,400)	(14,706)
Loans and leases, net	941,160	932,713	901,149	896,560	863,486
Leasehold improvements and equipment, net	1,182	1,218	1,128	968	965
Foreclosed properties	595	565	905	1,574	2,187
Cash surrender value of bank-owned life insurance	22,906	22,691	22,479	22,272	18,068
Investment in Federal Home Loan Bank stock, at cost	1,255	1,829	1,144	1,144	1,144
Accrued interest receivable and other assets	15,485	15,977	16,466	17,408	15,638
Total assets	$1,264,939	$1,276,069	$1,220,287	$1,226,108	$1,192,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$713,993	$691,001	$722,456	$717,869	$670,530
Brokered CDs	414,338	451,978	349,330	374,385	390,728
Total deposits	1,128,331	1,142,979	1,071,786	1,092,254	1,061,258
Federal Home Loan Bank and other borrowings	11,936	11,936	26,936	12,405	39,482
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	8,258	7,601	9,103	11,595	10,531
Total liabilities	1,158,840	1,172,831	1,118,140	1,126,569	1,121,586
Total stockholders’ equity	106,099	103,238	102,147	99,539	70,549
Total liabilities and stockholders’ equity	$1,264,939	$1,276,069	$1,220,287	$1,226,108	$1,192,135

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
Total interest income	$13,586	$13,142	$13,319	$13,158	$14,032	$40,047	$41,608
Total interest expense	2,887	2,949	3,090	3,727	4,117	8,926	13,158
Net interest income	10,699	10,193	10,229	9,431	9,915	31,121	28,450
Provision for loan and lease losses	109	54	80	844	850	243	3,399
Net interest income after provision for loan and lease losses	10,590	10,139	10,149	8,587	9,065	30,878	25,051
Trust and investment services fee income	976	970	827	749	736	2,773	2,178
Service charges on deposits	549	544	483	524	532	1,576	1,504
Loan fees	296	332	358	781	502	986	1,245
Other	303	328	285	642	479	916	1,076
Total non-interest income	2,124	2,174	1,953	2,696	2,249	6,251	6,003
Compensation	4,586	4,507	4,726	4,563	4,224	13,819	12,455
FDIC insurance	169	193	205	186	426	567	1,546
Net collateral liquidation costs (recoveries)	108	73	(14)	204	264	167	451
Net (gain) loss on foreclosed properties	(48)	79	(30)	357	(14)	1	228
Other	2,332	2,638	2,291	2,136	2,351	7,261	6,535
Total non-interest expense	7,147	7,490	7,178	7,446	7,251	21,815	21,215
Income before tax expense	5,567	4,823	4,924	3,837	4,063	15,314	9,839
Income tax expense	1,958	1,690	1,680	1,308	1,441	5,328	3,442
Net income	$3,609	$3,133	$3,244	$2,529	$2,622	$9,986	$6,397
Per common share:
Basic earnings	$0.92	$0.80	$0.83	$0.86	$0.99	$2.55	$2.43
Diluted earnings	0.91	0.80	0.83	0.86	0.99	2.54	2.43
Dividends declared	0.14	0.14	0.14	0.07	0.07	0.42	0.21
Book value	26.94	26.35	26.07	25.41	26.56	26.94	26.56
Tangible book value	26.94	26.35	26.07	25.41	26.56	26.94	26.56

SELECTED FINANCIAL RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
Return on average assets (annualized)	1.14%	1.02%	1.06%	0.84%	0.88%	1.08%	0.72%
Return on average equity (annualized)	13.73%	12.05%	12.80%	12.88%	15.10%	12.86%	12.57%
Efficiency ratio	56.11%	59.93%	59.17%	58.46%	59.73%	58.37%	60.91%
Average interest-earning assets to average interest- bearing liabilities	118.79%	119.05%	120.40%	119.30%	116.34%	119.39%	116.02%
Interest rate spread	3.38%	3.28%	3.32%	3.06%	3.26%	3.33%	3.13%
Net interest margin	3.56%	3.46%	3.53%	3.31%	3.50%	3.52%	3.38%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Non-performing loans and leases	$9,725	$11,241	$11,674	$14,122	$12,846
Foreclosed properties	595	565	905	1,574	2,187
Total non-performing assets	$10,320	$11,806	$12,579	$15,696	$15,033
Non-performing loans and leases as a percent of total gross loans and leases	1.02%	1.18%	1.27%	1.55%	1.46%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.08%	1.24%	1.37%	1.72%	1.71%
Non-performing assets as a percent of total assets	0.82%	0.93%	1.03%	1.28%	1.26%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.59%	1.60%	1.69%	1.69%	1.67%
Allowance for loan and lease losses as a percent of non-performing loans	156.14%	135.24%	132.83%	109.05%	114.48%

NET CHARGE-OFFS

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
Net charge-offs (recoveries)	$126	$359	$(27)	$150	$962	$458	$2,848
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.05%	0.15%	(0.01)%	0.07%	0.44%	0.07%	0.44%

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

PRE-TAX ADJUSTED EARNINGS
“Pre-tax adjusted earnings” is a non-GAAP measure representing pre-tax income excluding the effects of (1) provision for loan and lease losses, (2) other identifiable costs of credit and (3) other discrete items that are unrelated to the Company’s primary business activities. In the judgment of the Company’s management, the presentation of pre-tax adjusted earnings allows the management team, investors and analysts to better assess the growth of the Company’s business by removing the volatility that is associated with costs of credit and other discrete items and facilitates a more streamlined comparison of growth to its benchmark peers. The information provided below reconciles pre-tax adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
Income before tax expense	$5,567	$4,823	$4,924	$3,837	$4,063	$15,314	$9,839
Add back:
Provision for loan and lease losses	109	54	80	844	850	243	3,399
Net (gain) loss on foreclosed properties	(48)	79	(30)	357	(14)	1	228
Pre-tax adjusted earnings	$5,628	$4,956	$4,974	$5,038	$4,899	$15,558	$13,466

EFFICIENCY RATIO

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	September 30, 2013	September 30, 2012
Total non-interest expense	$7,147	$7,490	$7,178	$7,446	$7,251	$21,815	$21,215
Less:
Net (gain) loss on foreclosed properties	(48)	79	(30)	357	(14)	1	228
Amortization of other intangible assets	—	—	—	—	—	—	—
Total operating expense	$7,195	$7,411	$7,208	$7,089	$7,265	$21,814	$20,987
Net interest income	$10,699	$10,193	$10,229	$9,431	$9,915	$31,121	$28,450
Total non-interest income	2,124	2,174	1,953	2,696	2,249	6,251	6,003
Less:
Gain on sale of securities	—	—	—	—	—	—	—
Total operating revenue	$12,823	$12,367	$12,182	$12,127	$12,164	$37,372	$34,453
Efficiency ratio	56.11%	59.93%	59.17%	58.46%	59.73%	58.37%	60.91%

TANGIBLE BOOK VALUE

“Tangible book value per share” is a non-GAAP measure representing tangible equity divided by total common shares outstanding. “Tangible equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that these measures are important to many investors in the marketplace who are interested in changes period to period in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Equity	$106,099	$103,238	$102,147	$99,539	$70,549
Intangible assets	—	—	—	—	—
Tangible equity	$106,099	$103,238	$102,147	$99,539	$70,549
Common shares outstanding	3,938,423	3,918,347	3,918,758	3,916,667	2,656,102
Book value per share	$26.94	$26.35	$26.07	$25.41	$26.56
Tangible book value per share	26.94	26.35	26.07	25.41	26.56